Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Nuveen AMT-Free Quality Municipal Income Fund

Nuveen Michigan Quality Municipal Income Fund:

We consent to the use of our reports incorporated herein by reference dated December 27, 2019 and April 27, 2020, with respect to the financial statements of Nuveen AMT-Free Quality Municipal Income Fund and Nuveen Michigan Quality Municipal Income Fund, respectively, and to the references to our firm under the headings “Appointment of the Independent Registered Public Accounting Firm”, “Experts”, and “Financial Highlights” in the Joint Proxy Statement/Prospectus and “Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

October 21, 2020